Exhibit 99.1

Hanger announces Thomas Kiraly to become Chief Financial Officer

AUSTIN, Texas, Sept. 11, 2014 — Hanger, Inc. (NYSE: HGR) today announced that Thomas Kiraly, former Executive Vice President, Chief Financial Officer, and Treasurer of Sheridan Healthcare, will join Hanger as Executive Vice President on Oct. 1 and will become Chief Financial Officer during the fourth quarter 2014.  Mr. Kiraly will work closely with incumbent CFO George McHenry until Mr. Kiraly assumes the role of CFO later this year.  As previously announced, Mr. McHenry will retire on Dec. 31, 2014.

“With nearly 20 years’ experience serving as CFO at both public and private healthcare and information technology companies, Tom is a highly successful financial leader who excels at achieving operational success and forging strong relationships with staff, business partners, leadership, and investors,” Hanger President and CEO Vinit Asar said. “Tom has a keen understanding of the complexities and challenges of the evolving healthcare space and is motivated by Hanger’s vision, mission, and culture.  He has the right vision to strengthen our accounting and financial processes for strategic future growth.”

“I’m pleased to join Vinit and his team as they build upon Hanger’s long-standing reputation as an innovative market leader in the empowerment of human potential through orthotic, prosthetic, and therapeutic solutions,” Mr. Kiraly said.

Mr. Kiraly brings nearly three decades of experience leading financial operations.  Prior to Hanger, Mr. Kiraly served as the EVP, CFO, and Treasurer of Sheridan Healthcare, Inc., a $1.0 billion healthcare solutions provider of radiology, anesthesia, emergency department, and children services.  From 1999 to 2011, as EVP, CFO, and Treasurer, Mr. Kiraly led the financial, accounting, procurement, and real estate functions of Concentra, Inc., an $820 million provider of urgent care, occupational healthcare, and other healthcare services. In 2010 when Concentra was acquired by Humana, Inc., a Fortune 100 provider of insurance, health and wellbeing, and related healthcare services, Mr. Kiraly transitioned to Vice President of Finance responsible for corporate financial forecasting, analysis, internal reporting, and accounting operations.  From 1988 to 1999, as EVP and CFO of BRC Holdings, Inc., Mr. Kiraly led the financial accounting, human resources, and legal functions of a $130 million publicly-traded provider of information technology services to healthcare firms and local governments.

Mr. Kiraly earned his Master of Business Administration from the University of Texas in Austin, Texas and a Bachelor of Arts in Speech Communication from California State University in Northridge, Calif.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market.  Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with in excess of 770 locations nationwide. Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions.  Steeped in over 150 years of clinical excellence and innovation, Hanger’s vision is to be the partner of choice for products and services that enhance human physical capability.  For more information on Hanger, visit www.hanger.com and follow us at www.Facebook.com/HangerNews, www.Twitter.com/HangerNews, and www.YouTube.com/HangerNews.

Contacts: George E. McHenry, (512) 777-3800, or Russell Allen, (512) 777-3800

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